CONTINENTAL MANAGED PHARMACY SERVICES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
               (In thousands, except share and per share amounts)


                                                                December 31,    June 30,
                                                                   1997          1998
                                                                 ----------   ----------
                                                                        (unaudited)
                                     ASSETS
Current Assets
      Cash & equivalents .....................................   $      166   $      628
      Receivables ............................................        9,911        9,402
      Inventories ............................................          779          902
      Prepaid expenses .......................................           95          336
      Deferred income taxes ..................................          239          235
                                                                 ----------   ----------
                   Total current assets ......................       11,190       11,503

      Property & equipment, net ..............................          704          552
      Goodwill, net ..........................................        4,364        4,260
      Deferred income taxes ..................................           35           35
      Other assets ...........................................           15           30
      Other intangible assets, net ...........................          937        1,190
                                                                 ----------   ----------
                   Total assets ..............................   $   17,245   $   17,570
                                                                 ==========   ==========

                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
      Current portion of capital lease obligations ...........   $       26   $       15
      Current portion of long term debt ......................          340          288
      Accounts payable .......................................        4,295        5,054
      Claims payable .........................................        1,171        1,029
      Accrued expenses .......................................        1,429        1,065
      Income taxes payable ...................................          510          782
                                                                 ----------   ----------
                   Total current liabilities .................        7,771        8,233

      Other non-current liabilities ..........................          199           54
      Capital lease obligations, less current portion ........           21           17
      Long-term debt, less current portion ...................        4,069        3,152

Shareholders' Equity
      Common stock ...........................................           12           12
      Additional paid-in capital .............................        4,309        4,584
      Retained earnings ......................................          864        1,518
                                                                 ----------   ----------
                   Total shareholders' equity ................        5,185        6,114
                                                                 ----------   ----------
                   Total liabilities & shareholders' equity ..   $   17,245   $   17,570
                                                                 ==========   ==========


            See notes to unaudited consolidated financial statements

          CONTINENTAL MANAGED PHARMACY SERVICES, INC. AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
               (In thousands, except share and per share amounts)

                                                                     Six months ended June 30,
                                                                      1997               1998
                                                                 ---------------    ---------------
Revenues .....................................................   $        18,064    $        30,764
Cost of revenues .............................................            13,410             24,477
                                                                 ---------------    ---------------
       Gross profit ..........................................             4,654              6,287
Selling, general & administrative expenses ...................             4,377              4,824
                                                                 ---------------    ---------------
       Operating profit ......................................               277              1,463
Interest expense .............................................              (139)              (163)
                                                                 ---------------    ---------------
       Income before provision for income taxes ..............               138              1,300
Income taxes .................................................               111                646
                                                                 ---------------    ---------------
       Net income ............................................   $            27    $           654
                                                                 ===============    ===============
Basic and diluted earnings per share .........................   $          2.33    $         56.14
                                                                 ===============    ===============
Weighted average shares used to compute earnings per share ...            11,600             11,649
                                                                 ===============    ===============



            See notes to unaudited consolidated financial statements

          CONTINENTAL MANAGED PHARMACY SERVICES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
                                 (In thousands)


                                                                   Six Months ended June 30,
                                                                 ----------------------------
                                                                     1997           1998
                                                                 ------------    ------------
Operating activities
   Net income ................................................   $         27    $        654
   Adjustments to reconcile net income to net cash
       provided by operating activities:
       Depreciation and amortization .........................            306             346
       Changes in operating assets and liabilities:
          Accounts receivable ................................           (475)            509
          Inventory ..........................................           (199)           (123)
          Prepaid expenses and other assets ..................             20            (257)
          Accounts payable ...................................            588             759
          Claims payable .....................................            (42)           (142)
          Accrued commissions, wages and payroll related items              1            (363)
          Income taxes .......................................            (54)            272
          Other liabilities ..................................             75            (145)
                                                                 ------------    ------------
               Net cash provided by operating activities .....            247           1,510
                                                                 ------------    ------------
Investing activities
   Purchases of property and equipment, net ..................            (64)            (28)
   Purchase of SRX pharmacy ..................................             (1)           (311)
                                                                 ------------    ------------
               Net cash used  in investing activities ........            (65)           (339)
                                                                 ------------    ------------
Financing activities
   Proceeds on line of credit ................................         11,382          21,515
   Payments on line of credit ................................        (11,475)        (22,315)
   Proceeds on note receivable ...............................             95               0
   Payments on capital leases ................................            (23)            (14)
   Payments on notes payable .................................           (166)           (169)
   Proceeds from stock issuance ..............................              0             274
                                                                 ------------    ------------
               Net cash used in financing activities .........           (187)           (709)
                                                                 ------------    ------------
Increase  (decrease) in cash .................................             (5)            462

Cash at beginning of period ..................................            244             166
                                                                 ------------    ------------
Cash at end of period ........................................   $       (239)   $        628
                                                                 ============    ============


            See notes to unaudited consolidated financial statements

          CONTINENTAL MANAGED PHARMACY SERVICES, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

             For the Year Ended December 31, 1997 (Audited) and the
               Six months ended June 30, 1998 and 1997 (Unaudited) (In thousands, except share and per share amounts)

A.   Description of Business

     Continental Managed Pharmacy Services, Inc. (CMPS or the Company) is a national provider of pharmaceutical benefits management services, plan design and consultation, and physician billing. Through its subsidiaries, the Company markets prescription drug programs and provides mail order and network pharmacy services and billing and administrative services for customers that provide medical and health care cost containment services.

     On January 28, 1998, the Company announced the signing of a merger agreement with MIM Corporation under which all of the shares of the Company's common stock would be exchanged for shares of common stock of MIM Corporation (the "Merger"). The Merger was consummated on August 24, 1998.

B.   Summary of Significant Accounting Policies

     Consolidation

     The consolidated  financial statements include the accounts of CMPS and its
wholly-owned   subsidiaries.   All   significant   intercompany   accounts   and
transactions have been eliminated in consolidation.

     Net Revenue and Accounts Receivable

     Net revenue and the related accounts receivable for services rendered are reported at the estimated net realizable amounts from customers and third-party payors. The allowance for uncollectible accounts receivable was approximately $639 at December 31, 1997 and $690 at June 30, 1998.

     Inventory

     Inventory is stated at the lower of cost or market. The cost of the inventory is determined using the first-in, first-out (FIFO) method.

     Property and Equipment

     Property and equipment are stated on the basis of cost. Depreciation on furniture and equipment is computed on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements and leased assets are amortized on a straight-line basis over the lesser of the related lease term or estimated useful life of the asset. Amortization of capital leased assets is included in depreciation expense. The estimated useful lives of the assets are as follows:

        Machinery and equipment...................................     5 years
        Computer equipment........................................   3-5 years
        Furniture, fixtures and leasehold improvements............     7 years

     Depreciation expense was $155 and $181 for the six months ended June 30, 1997 and 1998, respectively.

     Intangible Assets

     Goodwill, less accumulated amortization of $831 at December 31, 1997 and $935 on June 30, 1998, represents the cost in excess of the fair value of net assets acquired and is amortized using the straight-line method over a period of 15 to 25 years. Other intangible assets, less accumulated amortization of $238 at December 31, 1997 and $296 on June 30, 1998, consist of customer records and files and organizational costs which are amortized using the straight-line method over 5 to 15 years, and a five year non-compete agreement which is being amortized over the term of the agreement.

          CONTINENTAL MANAGED PHARMACY SERVICES, INC. AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

             For the Year Ended December 31, 1997 (Audited) and the
               Six months ended June 30, 1998 and 1997 (Unaudited) (In thousands, except share and per share amounts)

B.   Summary of Significant Accounting Policies - Continued

     Income Taxes

     The Company accounts for income taxes using the liability method. Deferred taxes are recognized based on temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities.

     Financial Instruments

     The fair value of long-term debt is estimated based on the present value of the underlying cash flows discounted at the Company's estimated borrowing rate. At December 31, 1997 and June 30, 1998, the fair value of long-term debt approximates its carrying value.

    Stock Options

     CMPS applies the intrinsic value based method in accordance with Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees, to account for options granted to employees and directors to purchase common shares. Accordingly, no compensation expense is recognized on the grant date since at that date the option price is equal to the estimated fair market value of the underlying common shares.

     Earnings Per Share

     Earnings per Common Share are calculated in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share." issued by the
Financial Accounting Standards Board during 1997. Basic earnings per share are computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if securities to issue common shares were converted into common shares. Such common shares consist of shares issuable upon exercise of stock options computed by using the treasury stock method.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results may differ from those estimates.

C.   Long-Term Debt

     In March 1997, the Company extended its Revolving Note Agreement (the Agreement) with a bank (the "Bank") through May 1999. The Company can borrow up to $6.5 million under the Agreement. Advances are limited to 85% of eligible receivables, as defined, and outstanding amounts bear interest at the bank's prime rate plus .75% through August 24, 1998 and the Bank's prime rate thereafter (9.25% at December 31, 1997 and 9.25% at June 30, 1998). At December 31, 1997, $2,994 was available and on June 30, 1998, $3,794 was available for borrowing under the Agreement.

     The Company has two Installment Notes (Installment Notes I and II). Installment Note I bears interest at the Bank's prime rate plus 1.25% (9.75% at December 31, 1997 and 9.75% at June 30, 1998). Payments are due in monthly installments of $9 plus interest, with the final payment due February 1, 2000. Installment Note II bears interest at the same rate as Installment Note I. Payments of principal of $14 plus interest are made monthly on Installment Note II with the final payment due February 28, 1999.

     The Agreement and Installment Notes I and II are secured by accounts receivable and furniture and equipment of the Company and until August 24, 1998 were personally guaranteed by a shareholder up to $1 million. From and after August 24, 1998, the personal guaranty was released and replaced with an unlimited guaranty by MIM Corporation, the Company's parent company following the Merger. The Company has also granted a security interest in the inventory, accounts receivable and furniture and equipment to a vendor (the "Supplier").

          CONTINENTAL MANAGED PHARMACY SERVICES, INC. AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

             For the Year Ended December 31, 1997 (Audited) and the
               Six months ended June 30, 1998 and 1997 (Unaudited) (In thousands, except share and per share amounts)

Long-Term Debt - Continued

     Under the terms of an Inter Creditor Agreement among the Company, the Bank and the Supplier, the Supplier will not exercise any right or remedy it may have with respect to the Bank's collateral, until the amounts owed to the Bank are fully paid and satisfied and the Bank's security interests have been terminated in writing. The Inter Creditor Agreement does not preclude the Supplier from taking such action to enforce payment of indebtedness to the Supplier not involving collateral of the Bank. Under the terms of the Agreement and Installment Notes, the Company is required to comply with certain financial covenants which among other matters require the Company to maintain a specified level of net worth.

     The Company has notes payable outstanding to a former shareholder (now a stockholder of MIM as a result of the Merger). The notes bear interest at the greater of 9% or prime plus 1% (9.5% at December 31, 1997 and 9.25% at June 30,
1998) and are payable in monthly installments of principal and interest of $7 through June 30, 2001.

     Long-term debt consists of the following at:

                                              December 31,     June 30, 1998
                                                   1997
                                             ---------------   ---------------
Master revolving note ...................... $         3,506   $         2,706
Variable rate Installment Notes I and II ...             641               504
Notes payable--shareholder .................             262               230
                                             ---------------   ---------------
                                                       4,409             3,440
Less current portion .......................             340               288
                                             ---------------   ---------------
                                             $         4,069   $         3,152
                                             ===============   ===============

     After December 31, 1997, future maturities of long-term debt for the next five years are as follows: 1998--$340; 1999--$3,714; 2000--$312; 2001--$43; and
2002--$0.

D.   Leases

     The Company is obligated under various capital leases for certain equipment that expire at various dates during the next 5 years. The carrying amount of equipment and the related accumulated amortization recorded under capital leases is as follows:

                                            December 31, 1997    June 30, 1998
                                            -----------------    -------------
Equipment ................................      $     115          $    115
Less accumulated amortization ............             61                83
                                                ---------          --------
                                                $      54          $     32
                                                =========          ========

     The Company also has several operating leases, primarily for office space and equipment, that expire at various times through 1998. Rent expense was $54 and $54 for the six months ending June 30, 1997 and 1998, respectively.

          CONTINENTAL MANAGED PHARMACY SERVICES, INC. AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

             For the Year Ended December 31, 1997 (Audited) and the
               Six months ended June 30, 1998 and 1997 (Unaudited) (In thousands, except share and per share amounts)


D. Leases--Continued

     Future minimum lease payments under noncancelable leases as of December 31, 1997 are:


                                                     Capital     Operating
                                                      Leases      Leases
                                                    ----------   ---------
At December 31:
   1998 .........................................   $       29   $      84
   1999 .........................................            8
   2000 .........................................            8
   2001 .........................................            8
                                                    ----------   ---------
Total minimum lease payments ....................           53   $      84
                                                                 ==========
Less amount representing interest ...............            6
                                                    ----------
Present value of minimum capital lease payments..   $       47
                                                    ==========

     During the six months ending June 30, 1998, the Company did not enter into any noncash investing activities related to capital lease obligations.

E.   Other Liabilities

     Accrued wages, commissions and other liabilities consist of the following:

                                              December 31,
                                                 1997          June 30, 1998
                                            ---------------   ---------------
Commissions ..............................      $      725      $    429
Wages ....................................             420           350
Other ....................................             284           286
                                                ----------      --------
                                                $    1,429      $  1,065
                                                ==========      ========

     Other noncurrent liabilities primarily consist of a customer advance.

F.   Stock Options

     The Company maintains an Employee and Director Stock Option Plan (the "Plan"). The Plan authorizes the granting of options to qualified individuals, as defined, to purchase up to 400 shares of common stock. Options granted under the Plan are exercisable at not less than the fair market value at the date of grant and expire five years from the date of grant. All options granted under the Plan vest six months after the date of grant.

     The following is a summary of stock option activity during the year ended December 31:

                                                     1995       1996      1997
                                                    -------    -------   -------
Outstanding at beginning of year ($800 per share)    66.875    195.625   256.250
Granted ($800 per share) ........................   128.750     90.625    86.875
Forfeited .......................................              (30.000)
                                                    -------    -------   -------
Outstanding at end of year ($800 per share) .....   195.625    256.250   343.125
                                                    =======    =======   =======
Exercisable at end of year ......................   151.250    211.250   300.625
                                                    =======    =======   =======

          CONTINENTAL MANAGED PHARMACY SERVICES, INC. AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

             For the Year Ended December 31, 1997 (Audited) and the
               Six months ended June 30, 1998 and 1997 (Unaudited) (In thousands, except share and per share amounts)


F.   Stock Options - Continued

     The Company applies APB 25 in accounting for stock options. Accordingly, no compensation cost has been recognized for its stock options because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant. Had compensation cost for the stock options granted been determined based on the fair value at grant date, consistent with the fair value method of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, the Company's net income would have been reduced by $2, $5 and $8 in 1995, 1996 and 1997, respectively. The fair value of the stock option at the grant date was determined using the minimum value method with an assumed risk free interest rate of 5.38% in 1995, 7.41% in 1996, and 6.50% in 1997. A five year average life was used for all years. The pro forma results are not necessarily indicative of what would have occurred had the Company adopted SFAS No. 123.

     All  outstanding   stock  options  were  exercised  on  June  22,  1998  in
anticipation of the Merger. No additional stock options will be granted under the Plan.

G.   Income Taxes

     A summary of income tax expense for the six months ending June 30, 1997 and 1998 is as follows:

                                                 June 30, 1997    June 30, 1998
                                                ---------------  ---------------
Current:
   Federal ...................................     $      81        $     527
   State and local ...........................            19              104
                                                   ---------        ---------
                                                         110              631
Deferred:
   Federal ...................................             1               14
   State and local ...........................             0                1
                                                   ---------        ---------
                                                           1               15
                                                   ---------        ---------
                                                   $     111        $     646
                                                   =========        =========

     The income tax rate for financial reporting purposes for the six months ending June 30, 1997 and 1998 varied from the Federal statutory rate as follows:

                                                   June 30, 1997   June 30, 1998
                                                   ------------    ------------
Federal statutory income tax rate ................      34.0%           34.0%
Increase (decrease):

   State and local taxes, net of Federal benefit .      18.9             4.5
   Goodwill amortization .........................      31.8             4.9
   Other, net ....................................      (4.3)            6.3
                                                     -------         -------
Effective income tax rate ........................      80.4%           49.7%
                                                     =======         =======

          CONTINENTAL MANAGED PHARMACY SERVICES, INC. AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

             For the Year Ended December 31, 1997 (Audited) and the
               Six months ended June 30, 1998 and 1997 (Unaudited) (In thousands, except share and per share amounts)


G.   Income Taxes - Continued

Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                December 31,        June 30,
                                                    1997              1998
                                                ------------        --------
Deferred tax liabilities:
   Tax over book depreciation ...............      $      3         $      3
Deferred tax assets:
   Allowance for doubtful accounts ..........           174              174
   State taxes ..............................            29               29
   Accrued expenses .........................            74               70
                                                   --------         --------
              Total deferred tax assets .....           277              273
                                                   --------         --------
Net deferred tax assets .....................      $    274         $    270
                                                   ========         ========

H.   Employee Benefit Plans

     The  Company   maintains  a defined   contribution   401(k)  plan  covering
substantially  all  employees  who  have  completed  three  months  of  service.
Contributions by the Company are discretionary. Costs related to the 401(k) totaled $34 for the six months ending June 30, 1997 and $26 for the six months ending June 30, 1998.

I.     Related Party Transactions

     Preferred Rx., Inc. (Preferred) had an agreement with an entity owned by a shareholder of CMPS whereby the entity provided various marketing related services to Preferred. Preferred agreed to pay 1.5% of the monthly cash receipts collected from its non-corporate customers for such services. Commission expense was $97 for the six months ending June 30, 1997 and $102 for the six months ending June 30, 1998. This agreement was terminated in connection with the Merger.

J.   Acquisitions and 1994 Reorganization

     On July 25, 1997, the Company acquired certain assets of Rx Advantage, Inc., a provider of pharmaceutical benefits management services, for $150 plus direct acquisition costs. The excess of the purchase price paid over the fair value of the net assets acquired has been recorded as goodwill and is being amortized over 15 years. The acquisition has been accounted for under the purchase method of accounting, and the consolidated results of operations include the results of the business from the date of acquisition. The terms of the purchase agreement require the Company to make additional payments through 1999 based on prescription volume. During 1997, the Company has paid or accrued approximately $250 of additional amounts under the purchase agreement which have increased the recorded amount of goodwill. Unaudited pro forma financial information for the six months ending June 30, 1997 as though the Company had completed the acquisition at the beginning of 1997 is as follows:

                                                             Six Months
                                                        ending June 30, 1997
                                                        --------------------
Pro forma net revenue...............................         $ 26,358
Pro forma net income................................         $     29

     The pro forma operating results are not necessarily indicative of what would have occurred had the transactions taken place on January 1, 1997.

          CONTINENTAL MANAGED PHARMACY SERVICES, INC. AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

             For the Year Ended December 31, 1997 (Audited) and the
               Six months ended June 30, 1998 and 1997 (Unaudited) (In thousands, except share and per share amounts)


J.   Acquisitions and 1994 Reorganization - Continued

     On December 15, 1995, the Company acquired the customer records and files of a mail order pharmacy organization and obtained noncompete agreements from the principal shareholders for $405 and $90, respectively. The terms of the purchase agreement provide for the Company to make additional payments through 1998 contingent upon sales volume. During the first six months of 1997 and 1998, the Company made contingent payments of $0 and $0, respectively. The acquisition was accounted for using the purchase method of accounting; accordingly, the purchase price was allocated to the assets acquired based on their estimated fair values as set forth in the purchase agreement. The recorded values of customer records and files (goodwill), have been increased by the amount of contingent cash payments made in 1996 and 1997, and are being amortized over 15 years.

     Goodwill also relates to the Company's plan of reorganization which took place in 1994. Under the plan, Continental Pharmacy, Inc., Preferred, Automated Scripts, Inc., and Valley Physician Services, Inc. became wholly-owned subsidiaries of the Company through a series of business acquisitions accounted for using the purchase method of accounting. The total cost in excess of net assets acquired was recorded as goodwill and is being amortized over 25 years.

     There was no acquisition or reorganization activity in the six months ending June 30, 1998.